Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 434 792 75115 512 Bridge Street Fax: 434 791 0377 Post Office Box 681 www.aointl.com Danville, VA 24543-0681 USA
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
June 14, 2005

Alliance One International Reports Fiscal Year 2005 Financial Results

Danville, VA – Alliance One International, Inc. (NYSE: AOI) today announced net income for the fiscal year ended March 31, 2005, was $13.3 million, or $0.30 per basic share, compared to a net loss of $18.8 million, or $0.42 per basic share, for the year earlier twelve month period.  Underlying net income for the fiscal year, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $18.9 million, or $0.42 per basic share, compared to $8.8 million, or $0.20 per basic share, on the same basis last year.

On May 13, 2005, DIMON Incorporated and Standard Commercial Corporation merged to become Alliance One International, Inc.  The figures reported for the fourth quarter and year ended March 31, 2005 in this release pertain only to DIMON Incorporated on a standalone basis.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter.  In discussing the Company’s forecast and actual operating performance, management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also excludes results from discontinued operations, and gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

Alliance One’s net loss for the quarter ended March 31, 2005, of $3.8 million, or $0.08 per basic share, compared to a net loss of $35.3 million, or $0.79 per basic share, for the year earlier period.  The Company’s underlying net loss for the quarter, a non-GAAP measure that excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $2.2 million, or $0.05 per basic share, compared to a net loss of $7.5 million, or $0.17 per basic share, on the same basis last year.

Performance Summary

Sales and other operating revenues for the fourth quarter were $319.2 million, compared to $303.1 million for the year earlier quarter.  Increased shipments from Europe and Asia were partially offset by decreased shipments from North America.  Sales and other operating revenues for the fiscal year ended March 31, 2005 were $1.31 billion, compared to $1.15 billion for the year earlier twelve month period.

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Alliance One International, Inc.
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Gross profit as a percentage of sales and other operating revenues for the fourth quarter was 12.4%, compared to 11.1% for the year earlier quarter.  For the fiscal year ended March 31, 2005, gross profit was 14.3% of revenues, compared to 15.1% for the year earlier twelve month period.

Selling, general and administrative (SG&A) expenses for the fourth quarter were $32.9 million, up $0.8 million or 2.6% in comparison to the year earlier quarter, primarily due to increased legal and professional expenses.  SG&A expenses for the fiscal year ended March 31, 2005 were $125.2 million, substantially unchanged in comparison to the year earlier twelve month period.  Current year SG&A expenses included an estimated $6.0 million of costs relating to compliance with Section 404 of the Sarbanes-Oxley Act and a previously disclosed $3.3 million fine assessed on the Company by the Directorate General for Competition of the European Commission, while the prior year included a $6.0 million charge relating to settlement of the DeLoach litigation.

Interest expense for the fourth quarter increased by $4.4 million in comparison to the year earlier quarter, reflecting a combination of additional borrowing and increased effective interest rates.  At March 31, 2005, total debt net of cash was $679.6 million, up $41.6 million in comparison to March 31, 2004.  The increase reflects a larger financing requirement for inventories committed to customers and, to a lesser extent, trade accounts receivable resulting from increased sales.   The Company’s uncommitted inventories remain at a comfortable level.

Outlook

Brian J. Harker, Chairman and Chief Executive Officer, stated, “We are very excited about the future for Alliance One International.  During the current fiscal year, we will be working hard on the successful implementation of our integration plan that is now well underway, and achieving the planned annual cost savings of $60 million once the integration process is concluded.

“The South American season is well underway after a late start due to weather conditions.  As anticipated, our effective costs in the important Brazilian market are up in comparison to the prior year due to increased local currency-denominated green prices paid to growers, the inflationary effect from the weaker U.S. dollar, and the absorption of certain local trade taxes.  Profit margins relating to the current season Brazilian crop will be under pressure, although we are making every effort to appropriately reflect these costs in higher negotiated selling prices, and we are gaining operating efficiencies from an additional new processing line constructed during the off-season.

“The inherent unpredictability in the timing of tobacco crop shipments, combined with the inability to accurately forecast the timing of integration cost savings, has led to our decision to cease providing forward earnings guidance, although we remain confident of achieving our projected annualized cost savings.  We will continue to disclose relevant market and company-specific information about both our underlying business drivers and the integration process in our quarterly news releases.”

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating

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Alliance One International, Inc.

results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Alliance One’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, our ability to implement cost savings initiatives, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  Additional factors that could cause Alliance One’s results to differ materially from those described in the forward-looking statements can be found in Alliance One’s (previously DIMON Incorporated) Annual Reports on Form 10-K/A for the fiscal year ended March 31, 2004, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Alliance One is a leading independent leaf tobacco merchant. For more information visit the company's website at http://www.aointl.com.

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Alliance One International, Inc.

Condensed Statement of Consolidated Income	Three Months		Twelve Months
	March 31		March 31
(Unaudited - 000's Except Per Share Data)	2005	2004	2005	2004

Sales and other operating revenues	$319,222	$303,115	$1,311,388	$1,150,303
Cost of goods and services sold	279,615	269,475	1,123,439	976,288
Gross Profit	39,607	33,640	187,949	174,015
Selling, administrative and general expenses	32,908	32,150	125,220	125,361
Other income	(50)	-	(5,286)	-
Restructuring and asset impairment charges	3,059	22,539	5,036	22,539

Operating income (loss)	3,690	(21,049)	62,979	26,115

Interest expense	14,834	10,393	52,840	44,786
Interest income	2,024	2,422	4,453	6,871
Derivative financial instruments (income)	(3,451)	1,142	(13,122)	(4,484)
Income tax expense (benefit)	(1,870)	(2,714)	9,146	4,385
Equity in net income (loss) of investee companies	(33)	(26)	89	40
Minority interests (income)	(68)	(2,907)	(345)	(3,075)
Income (loss) from continuing operations	(3,764)	(24,567)	19,002	(8,586)
Loss from discontinued operations, net of tax	(45)	(10,751)	(5,714)	(12,003)
Extraordinary item – Iraqi receivable recovery, net of $957 income tax	-	-	-	1,777
Net Income (Loss)	$ (3,809)	$ (35,318)	$ 13,288	$ (18,812)

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.08)	$(0.55)	$ 0.42	$(0.19)
Loss from discontinued operations	-	(0.24)	(0.12)	(0.27)
Extraordinary item – Iraqi receivable recovery	-	-	-	0.04
Net income (loss)	$(0.08)	$(0.79)	$ 0.30	$(0.42)

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.08)	$(0.55)	$ 0.42	$(0.19)
Loss from discontinued operations	-	(0.24)	(0.13)	(0.27)
Extraordinary item – Iraqi receivable recovery	-	-	-	0.04
Net income (loss)	$(0.08)	$(0.79)	$ 0.29	$(0.42)

Average number of shares outstanding:
Basic	44,930	44,802	44,892	44,677
Diluted	44,930	44,802	45,469	44,677

Cash dividends per share	$.075	$.075	$.30	$.30

Alliance One International, Inc.

Reconciliation of Net Income Figures Used in Press Release	Three Months		Twelve Months
	March 31		March 31
(Unaudited – 000’s Except Per Share Data)	2005	2004	2005	2004

GAAP Net Income (Loss)	$(3,809)	$(35,318)	$ 13,288	$(18,812)

Discontinued operations	45	10,751	5,714	12,003
Extraordinary item – Iraqi receivable recovery	-	-	-	(1,777)

GAAP Net Income (Loss) from Continuing Operations	(3,764)	(24,567)	19,002	(8,586)

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	(2,243)	742	(8,529)	(2,798)
Restructuring charges	2,557	18,893	3,842	18,893
DGCOMP assessment - Spain	-	-	3,250	-
Settlement charge for DeLoach litigation	-	-	-	3,900
Minority interest (income) from restructuring and
asset impairment	-	(2,610)	-	(2,610)
Merger related integration study expense	1,300	-	1,300	-
Non-GAAP Underlying Net Income (Loss)	$(2,150)	$ (7,542)	$ 18,865	$ 8,799

Non-GAAP Underlying Net Income (Loss) per Basic Share	$(0.05)	$(0.17)	$0.42	$ 0.20
GAAP Net Income (Loss) per Basic Share	$(0.08)	$(0.79)	$0.30	$(0.42)

Note 1 - Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended March 31, 2005 and 2004, the Company recognized non-cash income of $3,451 and non-cash expense of $1,142, respectively, from the change in the fair value of swap instruments.  For the twelve months ended March 31, 2005 and 2004, the Company recognized non-cash income of $13,122 and $4,484 respectively, from the change in the fair value of these derivative financial instruments.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

Note 2 - Discontinued Operations:  During fiscal 2004, the Company’s Board of Directors approved a plan designed to improve long-term profitability that included the disposal of its Italian processing facility.  On September 30, 2004, concurrent with the sale of the Italian processing facility, the Company made a decision to discontinue Italian operations.  Therefore, the results of operations, other than interest expense related to subsidiary debt guaranteed by the Company, have been reclassified and presented as discontinued operations in the financial statements for all periods presented.

Note 3 - Extraordinary Item:  On May 1, 2003, the Company received $2,734 from the United Nations Compensation Commission in connection with a claim filed by a predecessor company, Monk-Austin, Incorporated.  The claim arose from an uncollected trade receivable from the Iraqi Tobacco Monopoly, which related to transactions that occurred prior to Iraq’s invasion of Kuwait in August 1990.  The predecessor company charged off the entire receivable, net of tax, as a $5,202 extraordinary loss during its fiscal year 1991.

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